Exhibit 99

#26R — July 16, 2009	Contact: Roger Schrum
+843/339-6018
roger.schrum@sonoco.com
Sonoco Reports 2009 Second Quarter Financial Results
Consumer Packaging Segment Has Sixth Consecutive Year-Over-Year Improvement in Quarterly Results;
Recession-Impacted Industrial-Focused Businesses Show First Signs of Improvement Since October 2008
Hartsville, S.C. — Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported second quarter 2009 earnings of $.33 per diluted share, compared with $.57 per diluted share reported in the second quarter of 2008. Results in the current year’s quarter were impacted by higher pension, restructuring and lower Companywide volumes.
Base earnings for the second quarter of 2009 were $.41 per diluted share, compared with $.62 per diluted share reported in the same period in 2008. Base earnings per diluted share and base earnings are non-GAAP financial measures that exclude restructuring charges, asset impairment charges, environmental charges and certain nonrecurring or infrequent and unusual items, as applicable. Base earnings for the 2009 second quarter reflect a year-over-year increase in after-tax pension expense of $.08 per diluted share. Excluded from base earnings in the 2009 period was an after-tax restructuring charge of $.07 per diluted share, stemming from previously announced plant closings and other cost-reduction measures. Base earnings in the second quarter of 2008 excluded an after-tax charge of $.05 per diluted share associated with restructuring initiatives. Additional information about base earnings and base earnings per share along with reconciliations to the most closely applicable GAAP financial measure is provided later in this release.
“We are pleased to report better than expected results in the second quarter as base earnings per diluted share exceeded the upper end of our previously announced guidance of $.34 to $.38. For the sixth consecutive quarter our Consumer Packaging segment, which is our largest business segment, representing nearly 44 percent of net sales, reported year-over-year improvement in operating profits, with second quarter segment results up nearly 20 percent,” said Harris E. DeLoach Jr., chairman, president and chief executive officer. “However, this improvement was more than offset by the continued impact of the global recession on our businesses that serve industrial markets and disappointing results from our Packaging Services segment. That said, we began to see some improvement in our industrial-focused markets at the end of the second quarter for the first time since October 2008.”
Net sales for the second quarter of 2009 declined 21 percent (15 percent excluding the impact of foreign currency translation) to $864 million, compared with $1.09 billion in the same period last year. “Lower Companywide volumes, particularly in our industrial-focused businesses, continued to be the primary drivers impacting sales,” said DeLoach. “Although conditions were weaker year-over-year in served markets, we were pleased that new product sales increased approximately $13 million, or 41 percent year-over-year, most of which was in the Consumer Packaging segment.”
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1 North Second Street
Hartsville, S.C. 29550 USA
843/383-7794
www.sonoco.com

Sonoco Reports 2009 Second Quarter Financial Results — page 2
Net income attributable to Sonoco for the second quarter of 2009 was $33.6 million, compared with $58.0 million for the same period in 2008. Second quarter 2009 base earnings were $40.9 million, compared with $62.6 million last year. Base earnings for the current quarter exclude after-tax restructuring charges of $7.3 million, while 2008 second quarter base earnings excluded $4.6 million in impairment and restructuring charges, after tax. The higher pension expense in 2009 reduced base earnings by $8.1 million when compared to the same period in 2008.
“Lower Companywide volumes and higher pension expenses were partially offset by a positive selling price/ material cost relationship and productivity improvements,” said DeLoach. “We also benefited from previously announced cost-reduction actions focused on aligning our manufacturing footprint to reflect projected business activity, and implementing other contingency initiatives including freezing salaries, temporarily suspending 401(k) matches and further curtailing discretionary spending. These actions are reflected in the second quarter’s gross profit, which as a percent of sales, was 18.3 percent, compared with 17.9 percent in the same period in 2008.”
Cash generated from operations in the second quarter of 2009 was $106.4 million, compared with $79.8 million in the same period in 2008. The impact on cash flow of lower quarter-over-quarter earnings was largely offset by an increase in liabilities associated with higher noncash pension expense and a change in deferred taxes. Improvements in working capital, particularly inventories, accounted for the vast majority of the quarter-over-quarter increase in operating cash flow. Capital expenditures and cash dividends paid totaled $22.7 million and $27.0 million, respectively, in the second quarter of 2009, compared with $28.8 million and $26.9 million, respectively, in the second quarter of 2008.
For the first six months of 2009, net sales declined 22 percent (16 percent excluding the impact of foreign currency translation) to $1.66 billion, compared with $2.12 billion in the first half of 2008. Net income attributable to Sonoco for the first six months of 2009 was $56.7 million ($.56 per diluted share), compared with $71.2 million ($.71 per diluted share) in the same period in 2008. Earnings for the first six months of 2009 were negatively impacted by after-tax restructuring charges of $13.3 million ($.13 per diluted share) and higher year-over-year pension expense. Earnings in the 2008 period were negatively impacted by a $31.0 million ($.31 per diluted share), after-tax, noncash impairment charge related to the Company’s remaining financial interest in the 2003 sale of its high density film business and $14.5 million ($.14 per diluted share) in after-tax restructuring charges.
Base earnings for the first half of 2009 were $70.1 million ($.70 per diluted share), compared with $116.7 million ($1.16 per diluted share) in the first half of 2008. Lower Companywide volumes and increased after-tax pension costs of $17.2 million ($.17 per diluted share) more than offset higher selling prices and productivity improvements during the period. Gross profit as a percent of sales was 18.0 percent, compared with 17.9 percent in the first half of 2008.
For the first six months of 2009, cash generated from operations was $181.9 million, compared with $143.9 million in the same period in 2008. Capital expenditures and cash dividends paid were $57.4 million and $53.9 million, respectively, for the first half of 2009, compared with $62.9 million and $52.7 million, respectively, in the first half of 2008. Cash used to reduce debt during the first half of 2009 totaled $47.9 million, and the Company’s calculation of debt-to-total-capital declined to 34.2 percent at June 28, 2009, compared with 37.0 percent at December 31, 2008.
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Sonoco Reports 2009 Second Quarter Financial Results — page 3
As of the end of the second quarter, cash and cash equivalents totaled $111 million, compared with $102 million at December 31, 2008. Sonoco continues to operate its $500 million commercial paper program with $54 million outstanding at the end of the second quarter of 2009. The commercial paper program is fully supported by a bank credit facility provided by a syndicate of banks that is committed until May 2011. The Company continues to believe these banks are capable of meeting their commitments.
Third Quarter and Full-Year 2009 Outlook
Sonoco expects third quarter 2009 base earnings to be in the range of $.43 to $.47 per diluted share. Base earnings in the third quarter of 2008 were $.60 per diluted share. Full-year 2009 base earnings are projected to be in the range of $1.55 to $1.65 per diluted share. As previously reported by the Company, third quarter and full-year guidance include a year-over-year increase in pension expense of $.08 and $.35 per diluted share, respectively. The Company’s 2009 annual earnings guidance reflects an expected tax rate of approximately 30 percent.
The Company’s updated guidance assumes ongoing sales demand will remain near the levels noted late in the second quarter, as well as the realization of previously announced cost-reduction plans and the impact of normal seasonality. Although the Company believes the assumptions reflected in the range of guidance for the full year are reasonable, the outlook, given today’s economic environment, is very uncertain.
“While we were encouraged by the sequential improvement in our second quarter results, we are extremely cautious about the global economy and the impact the lingering recession is having on consumers and our customers,” said DeLoach. “We remain focused on improving areas we can control and are implementing further initiatives that are aimed at simplifying our business structure to scale the Company for profitable growth, improving innovation and creating sustainable operating efficiencies.”
Segment Review
The Company uses a non-GAAP financial measure, Base operating profit, when discussing the operational results of its segments. Base operating profit is defined as the segments’ portion of consolidated Income Before Income Taxes, excluding restructuring charges, impairment charges, environmental charges, net interest expense and certain nonrecurring or infrequent and unusual items. A reconciliation of base operating profit to GAAP Income Before Income Taxes for the Company’s three reportable segments and All Other Sonoco is provided later in this release.
Consumer Packaging
Sonoco’s Consumer Packaging segment includes the following products: round and shaped rigid packaging (both composite and plastic); printed flexible packaging; and metal and peelable membrane ends and closures.
Second quarter 2009 sales for the segment were $372.8 million, compared with $398.2 million in the same period in 2008. Base operating profit for this segment was $38.9 million in the second quarter of 2009, compared with $32.5 million in the same period in 2008.
Sales in this segment declined six percent during the second quarter as lower volumes and the negative effect of foreign currency translation of approximately $12 million were only partially offset by higher selling prices. The selling price increases were implemented to offset rising manufacturing and raw materials costs, the
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Sonoco Reports 2009 Second Quarter Financial Results — page 4 negative impacts of which were not fully felt until later in the second quarter. This delay in realizing the negative effect of higher material costs, along with productivity improvements, more than offset the negative impact of lower volume and higher pension costs, resulting in an improvement in quarterly base operating profits.
Tubes and Cores/Paper
The Tubes and Cores/Paper segment includes the following products: high-performance paper and composite paperboard tubes and cores; fiber-based construction tubes and forms; recycled paperboard, linerboard, recovered paper and other recycled materials.
Second quarter 2009 sales for the segment were $323.4 million, compared with $455.4 million in the same period in 2008. Second quarter base operating profit for this segment declined to $20.2 million, compared with $40.0 million in the same period in 2008.
The 29 percent decline in sales in the Tube and Core/Paper segment was due to global volume declines, the negative effect of foreign currency translation of approximately $39 million and lower prices, primarily those received for recovered paper. Base operating profits declined due to the impact of lower volume and higher pension costs. The benefit of lower recovered paper costs was nearly completely offset by reduced selling prices.
Packaging Services
The Packaging Services segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semipermanent and permanent point-of-purchase displays; brand artwork management; and supply chain management services, including contract packing, fulfillment and scalable service centers.
Second quarter 2009 sales for this segment were $98.5 million, compared with $138.1 million in the same period in 2008. Base operating profit for this segment was $1.1 million in the second quarter, compared with $8.9 million in the same period in 2008.
Sales in this segment were affected by significantly lower volumes in the Company’s contract packing, fulfillment and point-of-purchase display operations along with the negative effect of foreign currency translation of approximately $15 million. Base operating profits decreased primarily due to the lower point-of-purchase display and contract packing volume.
All Other Sonoco
All Other Sonoco includes businesses that are not aggregated in a reportable segment and includes the following products: wooden, metal and composite wire and cable reels, molded and extruded plastics, custom-designed protective packaging and paper amenities such as coasters and glass covers.
Second quarter 2009 sales in All Other Sonoco were $69.5 million, compared with $94.9 million reported in the same period in 2008. Base operating profit for the second quarter of 2009 was $7.4 million, compared with $12.4 million in the same period in 2008.
Sales in All Other Sonoco declined during the quarter due to lower volumes in molded plastics, wire and cable reels and protective packaging along with the negative effect of foreign currency translation of approximately $2 million. Base operating profit in All Other Sonoco declined as lower volume and higher pension costs more than offset productivity improvements and reduced material costs.
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Sonoco Reports 2009 Second Quarter Financial Results — page 5
Corporate
Net interest expense for the second quarter of 2009 decreased to $10.1 million, compared with $12.1 million during the same period in 2008. The decrease was due to lower debt levels and lower interest rates. The effective tax rate for the Company for the second quarter of 2009 was 31.9 percent, compared with 26.0 percent in the same period in 2008. The lower tax rate in 2008 was primarily a result of nonrecurring tax benefits recognized in 2008 related to a tax law change in Italy.
Conference Call Webcast
Sonoco will host its regular quarterly conference call today, Thursday, July 16, 2009, at 11 a.m. Eastern time, to review its 2009 second quarter financial results. The live conference call can be accessed in a “listen only” mode via the Internet at http://www.sonoco.com/, under the “Latest News” section. A telephonic replay of the call will be available starting at 3 p.m. Eastern time to U.S. callers at 877/660-6853 and international callers at +201/612-7415. The replay passcode for both U.S. and international calls is account number 286 and conference ID number 325795. The archived telephone call will be available through July 25, 2009. The call also will be archived on the Investor Information section of Sonoco’s Web site.
About Sonoco
Founded in 1899, Sonoco is a $4.1 billion global manufacturer of industrial and consumer products and provider of packaging services, with more than 300 operations in 35 countries, serving customers in some 85 nations. For more information on the Company, visit our Web site at http://www.sonoco.com/.
Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecasts,” “future,” “will,” “would” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, improved productivity and cost containment, adequacy of income tax provisions, refinancing of debt, adequacy of cash flows, anticipated amounts and uses of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities, financial strategies and the results expected from them, continued payments of dividends, stock repurchases, producing improvements in earnings, financial results for future periods, and creation of long-term value for shareholders.
Such forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.
Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, without limitation:
•	availability and pricing of raw materials;

•	success of new product development and introduction;

•	ability to maintain or increase productivity levels and contain or reduce costs;

•	international, national and local economic and market conditions;
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Sonoco Reports 2009 Second Quarter Financial Results — page 6
•	availability of credit to us, our customers and/or our suppliers in needed amounts and/or on reasonable terms;

•	fluctuations of obligations and earnings of pension and postretirement benefit plans;

•	ability to maintain market share;

•	pricing pressures and demand for products;

•	continued strength of our paperboard-based tubes and cores and composite can operations;

•	anticipated results of restructuring activities;

•	resolution of income tax contingencies;

•	ability to successfully integrate newly acquired businesses into the Company’s operations;

•	rate of growth in foreign markets

•	foreign currency, interest rate and commodity price risk and the effectiveness of related hedges;

•	liability for and anticipated costs of environmental remediation actions;

•	actions of government agencies and changes in laws and regulations affecting the Company;

•	ability to weather the current economic downturn;

•	loss of consumer or investor confidence; and

•	economic disruptions resulting from terrorist activities.
The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.
Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission.
Such reports are available from the Securities and Exchange Commission’s public reference facilities and its Web site, http://www.sec.gov/, and from the Company’s investor relations department and the Company’s Web site, http://www.sonoco.com.
References to our Web Site Address
References to our Web site address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our Web site by reference into this release.
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Sonoco Reports 2009 Second Quarter Financial Results — page 7
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 28,	June 29,	June 28,	June 29,
	2009	2008	2009	2008
Sales	$864,231	$1,086,567	$1,664,860	$2,124,563
Cost of sales	705,947	891,886	1,365,713	1,743,480
Selling, general and administrative expenses	90,589	100,901	179,538	199,050
Restructuring/asset impairment charges	10,386	10,770	17,596	72,308

Income before interest and taxes	$57,309	$83,010	$102,013	$109,725
Interest expense	10,609	13,527	20,965	28,081
Interest income	(538)	(1,430)	(1,263)	(2,756)

Income before income taxes	47,238	70,913	82,311	84,400
Provision for income taxes	15,084	18,415	26,476	24,864

Income before equity in earnings of affiliates	32,154	52,498	55,835	59,536
Equity in earnings of affiliates, net of tax	836	2,841	890	4,720

Net income	32,990	55,339	56,725	64,256
Net loss attributable to noncontrolling interests	620	2,647	7	6,989

Net income attributable to Sonoco	$33,610	$57,986	$56,732	$71,245

Weighted average shares outstanding — diluted	100,810	101,080	100,761	100,944

Diluted earnings per share	$0.33	$0.57	$0.56	$0.71

Dividends per common share	$0.27	$0.27	$0.54	$0.53

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 28,	June 29,	June 28,	June 29,
	2009	2008	2009	2008
Net Sales
Consumer Packaging	$372,770	$398,160	$724,704	$785,530
Tubes and Cores/Paper	323,391	455,417	611,731	891,604
Packaging Services	98,531	138,095	194,366	262,526
All Other Sonoco	69,539	94,895	134,059	184,903

Consolidated	$864,231	$1,086,567	$1,664,860	$2,124,563

Income Before Income Taxes:
Consumer Packaging — Operating Profit	$38,906	$32,490	$78,303	$68,767
Tubes and Cores/Paper — Operating Profit	20,239	40,045	26,985	74,609
Packaging Services — Operating Profit	1,144	8,892	1,779	14,871
All Other Sonoco — Operating Profit	7,406	12,353	12,542	23,786
Restructuring/asset impairment charges	(10,386)	(10,770)	(17,596)	(72,308)
Interest, net	(10,071)	(12,097)	(19,702)	(25,325)

Consolidated	$47,238	$70,913	$82,311	$84,400

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Sonoco Reports 2009 Second Quarter Financial Results — page 8
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 28,	June 29,	June 28,	June 29,
	2009	2008	2009	2008
Net income	$32,990	$55,339	$56,725	$64,256
Asset impairment charges	2,481	4,775	7,451	58,770
Depreciation, depletion and amortization	43,080	47,395	83,937	93,248
Fox River environmental reserves/insurance receivable	(970)	(716)	(4,791)	14,063
Changes in components of working capital	6,944	(22,250)	(14,292)	(55,225)
Other operating activity	21,829	(4,704)	52,837	(31,255)

Net cash provided by operating activities	106,354	79,839	181,867	143,857

Purchase of property, plant and equipment	(22,728)	(28,813)	(57,371)	(62,939)
Cost of acquisitions, exclusive of cash	(500)		(500)	(5,535)
Debt (repayments) proceeds, net	(25,837)	(15,660)	(47,862)	(26,465)
Cash dividends	(26,952)	(26,870)	(53,897)	(52,736)
Other, including effects of exchange rates on cash	2,565	(1,717)	(12,416)	13,868

Net (decrease)/increase in cash and cash equivalents	32,902	6,779	9,821	10,050
Cash and cash equivalents at beginning of period	78,574	74,029	101,655	70,758

Cash and cash equivalents at end of period	$111,476	$80,808	$111,476	$80,808
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	June 28,	Dec. 31,
	2009	2008
Assets
Current Assets:
Cash and cash equivalents	$111,476	$101,655
Trade accounts receivable, net of allowances	411,028	392,171
Other receivables	36,423	46,827
Inventories	297,346	314,169
Prepaid expenses and deferred income taxes	61,127	75,168

	917,400	929,990
Property, plant and equipment, net	956,241	973,442
Goodwill	794,533	782,983
Other intangible assets, net	115,580	120,540
Other assets	253,617	279,511

	$3,037,371	$3,086,466

Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and others	$609,969	$653,274
Notes payable and current portion of long-term debt	27,807	32,978
Accrued taxes	4,938	11,944

	$642,714	$698,196
Long-term debt, net of current portion	618,088	656,847
Pension and other postretirement benefits	439,953	455,197
Deferred income taxes and other	93,783	101,707
Total equity	1,242,833	1,174,519

	$3,037,371	$3,086,466

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Sonoco Reports 2009 Second Quarter Financial Results — page 9
Definition and Reconciliation of Non-GAAP Financial Measures
The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” results. Some of the information presented in this press release reflects the Company’s “as reported” results adjusted to exclude amounts related to restructuring initiatives, asset impairment charges, environmental charges and certain nonrecurring or infrequent and unusual items. These adjustments result in the non-GAAP financial measures referred to in this press release as “Base Earnings,” “Base Earnings per Diluted Share” and “Base Operating Profit.”
These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against budget all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.
Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently. To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information that includes the impact of restructuring and asset impairment charges, environmental charges, other nonrecurring or infrequent and unusual items, and the non-GAAP measures that exclude them. Whenever Sonoco uses a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures as detailed below.
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Sonoco Reports 2009 Second Quarter Financial Results — page 10
Reconciliation of GAAP1 to Non-GAAP Financial Measures (Unaudited)
(Dollars in millions, except per share data)

	THREE MONTHS ENDED		SIX MONTHS ENDED
Base Earnings Per Diluted Share [2]	June 28,	June 29,	June 28,	June 29,
(Unaudited)	2009	2008	2009	2008

Diluted Earnings Per Share, as reported (GAAP)	$0.33	$0.57	$0.56	$0.71
Adjusted for:
Restructuring/asset impairment charges, net of tax [3]	0.07	0.05	0.13	0.14
Financial asset impairment charge, net of tax	—	—	—	0.31

Base Earnings Per Share (Non-GAAP)	$0.41	$0.62	$0.70	$1.16

	THREE MONTHS ENDED		SIX MONTHS ENDED
Base Earnings [4]	June 28,	June 29,	June 28,	June 29,
(Unaudited)	2009	2008	2009	2008

Net income attributable to Sonoco, as reported (GAAP)	$33.6	$58.0	$56.7	$71.2
Adjusted for:
Restructuring/asset impairment charges, net of tax [3]	7.3	4.6	13.3	14.5
Financial asset impairment charge, net of tax	—	—	—	31.0

Base Earnings (Non-GAAP)	$40.9	$62.6	$70.1	$116.7

	THREE MONTHS ENDED		SIX MONTHS ENDED
Base Operating Profit [5]	June 28,	June 29,	June 28,	June 29,
(Unaudited)	2009	2008	2009	2008

Consumer Packaging — Base Operating Profit	$38.9	$32.5	$78.3	$68.8
Tubes and Cores/Paper — Base Operating Profit	20.2	40.0	27.0	74.6
Packaging Services — Base Operating Profit	1.2	8.9	1.8	14.9
All Other Sonoco — Base Operating Profit	7.4	12.4	12.5	23.8

Base Operating Profit	67.7	93.8	119.6	182.0

Restructuring/asset impairment charges [3]	(10.4)	(10.8)	(17.6)	(29.6)
Financial asset impairment charges	—	—	—	(42.7)
Interest, net	(10.1)	(12.1)	(19.7)	(25.3)

Income before income taxes (GAAP)	$47.2	$70.9	$82.3	$84.4

[1]	Generally Accepted Accounting Principles

[2]	Base earnings per diluted share is a non-GAAP financial measure of diluted earnings per share which excludes the impact of restructuring, asset impairment and environmental charges, and certain nonrecurring or infrequent and unusual items. Management believes that these exclusions result in a measure of operating income that reflects the core profitability of our business and can be used by management to assess operating performance.

[3]	Restructuring/asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Accordingly, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

[4]	Base earnings is a non-GAAP financial measure of net income attributable to Parent Company, which excludes the impact of restructuring, asset impairment and environmental charges, and certain nonrecurring or infrequent and unusual items. Management believes that these exclusions result in a measure of operating income that reflects the core profitability of our business and can be used by management to assess operating performance.

[5]	Base operating profit is a non-GAAP financial measure of income before taxes, which excludes net interest expense, the impact of restructuring, asset impairment and environmental charges, and certain nonrecurring or infrequent and unusual items. Management believes that these exclusions result in a measure of operating income that reflects the core profitability of our business and can be used by management to assess operating performance.
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